Press Release

Contact:	United Community Bancorp
William F. Ritzmann, President and Chief Executive Officer
(812) 537-4822

United Community Bancorp Reports Second Quarter Results

Lawrenceburg, Indiana – February 2, 2011 – United Community Bancorp (the “Company”) (Nasdaq:  UCBA), the holding company for United Community Bank (the “Bank”), today reported net income of $579,000, or $0.08 per diluted share, for the quarter ended December 31, 2010, compared to net income of $476,000, or $0.06 per diluted share, for the quarter ended December 31, 2009.  Net income for the six months ended December 31, 2010 was $850,000, or $0.11 per diluted share, compared to net income of $698,000, or $0.09 per diluted share, for the six months ended December 31, 2009.

Summarized Statement of Operations
(Unaudited, dollars in thousands, except per share data)

	For the six months ended
	12/31/2010	12/31/2009
Interest Income	$10,063	$9,532
Interest Expense	3,068	3,293
Net Interest Income	6,995	6,239

Provision for Loan Losses	1,456	946
Net Interest Income after Provision for Loan Losses	5,539	5,293

Total Non-Interest Income	1,968	1,628
Total Non-Interest Expenses	6,455	5,944
Income before Tax Provision	1,052	977

Income Tax Provision	202	279

Net Income	$850	$698

Basic and diluted earnings per share	0.11	0.09
Weighted average shares outstanding	7,631,858	7,610,139

Summarized Statements of Financial Condition
	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)
(In thousands, as of)	12/31/2010	9/30/2010	6/30/2010	3/31/2010	12/31/2009

ASSETS
Cash and cash equivalents	$19,343	$44,446	$32,023	$36,740	$18,616
Investment securities	141,305	119,417	119,958	110,387	84,672
Loans receivable, net	298,240	305,795	309,575	270,621	270,512
Other Assets	31,885	29,475	30,548	22,898	24,575
Total Assets	$490,773	$499,133	$492,104	$440,646	$398,375

LIABILITIES
Municipal Deposits	$138,639	$147,010	$121,607	$131,040	$103,498
Other Deposits	291,169	290,169	308,573	247,694	233,419
FHLB Advances	2,333	2,583	2,833	3,083	3,333
Other Liabilities	3,412	3,694	3,611	3,063	2,789
Total Liabilities	435,553	443,456	436,624	384,880	343,039
Total Stockholders' Equity	55,220	55,677	55,480	55,766	55,336
Total Liabilities & Stockholders' Equity	$490,773	$499,133	$492,104	$440,646	$398,375

Summarized Statements of Operations
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	12/31/2010	9/30/2010	6/30/2010	3/31/2010	12/31/2009
	(for the three months ended, in thousands, except per share data)

Interest Income	$5,033	$5,030	$4,688	$4,716	$4,711
Interest Expense	1,433	1,635	1,594	1,542	1,588
Net Interest Income	3,600	3,395	3,094	3,174	3,123
Provision for Loan Losses	737	719	1,112	451	324
Net Interest Income after Provision
for Loan Losses	2,863	2,676	1,982	2,723	2,799
Total Non-Interest Income	973	995	1,180	749	942
Total Non-Interest Expenses	3,204	3,251	3,346	2,908	3,069
Income before Tax Provision (Benefit)	632	420	(184)	564	672
Income Tax Provision (Benefit)	53	149	(150)	214	196
Net Income (Loss)	$579	$271	$(34)	$350	$476
Basic and diluted earnings per share (1)	0.08	0.04	0.00	0.05	0.06

(1) - For all periods shown, United Community MHC has held 4,655,200 shares of outstanding common stock. Since its inception, the MHC has waived receipt of quarterly dividends on common stock.

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	For the three months ended
	12/31/2010	9/30/2010	6/30/2010	3/31/2010	12/31/2009
Performance Ratios:
Return on average assets (1)	0.46%	0.22%	-0.03%	0.33%	0.47%
Return on average equity (1)	4.15%	1.96%	-0.25%	2.52%	3.44%
Interest rate spread (2)	2.78%	2.83%	2.74%	3.00%	3.09%
Net interest margin (3)	3.04%	2.93%	2.86%	3.15%	3.26%
Noninterest expense to average assets (1)	2.55%	2.63%	3.15%	2.73%	3.03%
Efficiency ratio (4)	70.06%	74.05%	78.29%	74.13%	75.50%
Average interest-earning assets to
average interest-bearing liabilities	106.83%	106.78%	108.55%	109.56%	110.17%
Average equity to average assets	11.10%	11.21%	12.19%	13.04%	13.68%

Bank Capital Ratios:
Tangible capital	9.61%	9.31%	9.17%	11.30%	12.43%
Core capital	9.61%	9.31%	9.26%	11.30%	12.43%
Total risk-based capital	16.80%	16.47%	14.27%	17.61%	18.10%

Asset Quality Ratios:
Nonperforming loans as a percent
of total loans	7.87%	6.11%	3.42%	3.44%	1.48%
Allowance for loan losses as a percent
of total loans	2.24%	2.03%	1.84%	1.73%	1.58%
Allowance for loan losses as a percent
of nonperforming loans	28.50%	33.13%	53.73%	50.11%	106.63%
Net charge-offs to average outstanding
loans during the period (1)	0.10%	0.07%	0.04%	0.03%	0.06%

(1) Quarterly income and expense amounts used in ratio have been annualized.
(2) Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost on average interest-bearing liabilities.
(3) Represents net interest income as a percent of average interest-earning assets.
(4) Represents other expense divided by the sum of net interest income and other income.
(5) The Bank closed on their purchase of three branches from Integra Bank on June 4, 2010. As a result of that purchase the Bank acquired loans with a fair value of $45.9 million. Under ASC 805-20-30, the acquired loans are accounted for at fair value, while there is a credit risk component to the fair value     measurement there is no allowance for loan loss included in this calculation.

For the three months ended December 31, 2010:

Net income increased $103,000, or 21.6%, in the quarter ended December 31, 2010, as compared to the prior year quarter.  The increase is a result of an increase in net interest income of $477,000, or 15.3%, and a decrease in the provision for income taxes of $143,000, or 73.0%, partially offset by an increase in provision for loan losses of $413,000, or 127.5%, and an increase in other operating expenses of $135,000, or 4.4%.  The increase in net interest income is primarily the result of an increase in interest-earning assets, partially offset by the increase in interest-bearing liabilities resulting from the purchase of three branches from Integra Bank in June, 2010.    Provision for income taxes decreased primarily from the receipt of a prior period state tax refund.  Provision for loan losses increased due to Management’s assessment of the potential impact of a weak economy on the loan portfolio.  Other operating expenses increased primarily from the previously mentioned addition of three branches.

For the six months ended December 31, 2010:

Net income increased $152,000 or 21.8% for the six months ended December 31, 2010, as compared to the same period in the prior year.  The increase is a result of a $756,000, or 12.1% increase in net interest income, a $340,000, or 20.9% increase in noninterest income, and a $77,000, or 27.6% decrease in provision for income taxes, partially offset by an increase of $511,000, or 8.6% in noninterest expenses, and a $510,000,  or 53.9% increase in provision of loan loss.  The increase in net interest income, noninterest income, and noninterest expenses is a result of the previously mentioned addition of three branches.  The decrease in the provision for income taxes is a result of the previously mentioned prior period state tax refund, partially offset by an increase in taxable income in the current year.

The provision for loan loss for the six months ended December 31, 2010 was $1.5 million, compared to $946,000 for the same period in the prior year.  On an ongoing basis, Management evaluates the Bank’s allowance for loan loss for adequacy.  As part of this evaluation, Management considers the amounts and types of loans, concentrations, the value of underlying collateral, current economic conditions, and other relevant information, such as the size of the overall portfolio.  Based upon this evaluation, Management calculates the provision for loan loss in the current period.  The increase in the current year is primarily the result of the increase in balances in nonperforming loans from June 30, 2010 to December 31, 2010.  During this period, nonperforming loans increased from $10.6 million to $23.5 million, compared to a decrease of $2.0 million in nonperforming loans from $6.0 million to $4.0 million for the same period in the prior year.  However, nonperforming loans as a percentage of total loans increased by 28.8% for the quarter ended December 31, 2010, compared to 78.7% for the quarter ended September 30, 2010.  The increase in nonperforming loans is primarily the result of an increase in troubled debt restructurings from $9.0 million at June 30, 2010 to $20.1 million at December 31, 2010.  The increase is due to the addition of six loans covering two loan relationships.  Management believes there are adequate allowances and collateral securing these loans to cover losses that may result from these nonperforming loans.

Total assets were $490.8 million at December 31, 2010, compared to $492.1 million at June 30, 2010.  The decrease is primarily due to a $12.7 million decrease in cash, a $11.3 million decrease in loans, partially offset by a $21.3 million increase in investment securities.   The decrease in loans is primarily the result of more loans being sold to Freddie Mac in the current year.  The increase in investments in the current year was funded by proceeds from the sales of loans and cash.  Total liabilities were $435.6 million at December 31, 2010, compared to $436.6 million at June 30, 2010.   Total stockholders’ equity was $55.2 million at December 31, 2010, compared to $55.5 million at June 30, 2010.  The decrease is primarily the result of a decrease of $472,000 in unrealized gains on available for sale securities and dividends paid of $701,000, partially offset by net income of $850,000.

United Community Bancorp is the holding company of United Community Bank, headquartered in Lawrenceburg, Indiana.  The Bank currently operates nine offices in Dearborn and Ripley Counties, Indiana.

This news release may contain forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions.  Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors.  These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows, changes in the quality or composition of the Company’s loan or investment portfolios and the Company’s ability to successfully integrate assets, liabilities, customers, systems and personnel of the three branches of Integra Bank it acquired into its operations and the Company’s ability to recognize revenue synergies and cost savings within expected time frames.  Additionally, other risks and uncertainties may be described in the Company’s annual report on Form 10-K, or its quarterly reports on Form 10-Q, which are available through the SEC’s website at www.sec.gov.  Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.